Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios 9:

We consent to the use of our report dated December 15, 2016, with respect to the statement of assets and liabilities of Prudential QMA Large-Cap Core Equity Fund and dated December 19, 2016, with respect to the statements of assets and liabilities of Prudential Absolute Return Bond Fund and Prudential Real Estate Income Fund (three of the series comprising Prudential Investment Portfolios 9), including each portfolio of investments as of October 31, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, except for Prudential Real Estate Income Fund, whose financial highlights cover the year ended October 31, 2016 and the period from June 3, 2015 (commencement of operations) to October 31, 2015, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

December 22, 2016